Exhibit 99.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made as of August 29, 2003 between RevCare, Inc., a Nevada corporation (the “Company”), and Robert Perez (“Executive”).

RECITALS

A.            The Company and Executive into that certain Employment Agreement dated August 14, 2000, which was amended by that certain Modification Agreement dated January 8, 2003 (collectively, the “Agreement”).

B.            The Company and Executive desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, the Company and Executive agree as follows:

1.             The term of the Agreement shall be extended to September 1, 2005; provided, however, that the Company may terminate the Agreement upon five (5) days notice to Executive if the Company has paid in full that certain Amended and Restated Secured Convertible Promissory Note of even date herewith, as the same may be amended from time to time.  In the event of termination of the Agreement following payment in full of said promissory note, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter.

2.             This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.             The Agreement, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

REVCARE, INC.

By:	/s/ Manuel Occiano
Name:	Manuel Occiano
Title:	President

/s/ Robert Perez
ROBERT PEREZ